Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) the Securities Act of 1933, as amended, of our report dated March 15, 2021, relating to the consolidated and combined financial statements of HighPeak Energy, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

October 20, 2021